UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011 (November 18, 2011)

REGENERON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

New York	000-19034	13-3444607
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

777 Old Saw Mill River Road, Tarrytown, New York 10591-6707
(Address of principal executive offices, including zip code)

(914) 347-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On November 18, 2011, the Board of Directors of Regeneron Pharmaceuticals, Inc. elected Marc Tessier-Lavigne, Ph.D. as a director of Regeneron, effective immediately. Committee appointments for Dr. Tessier-Lavigne have not yet been determined.

     Dr. Tessier-Lavigne currently services as President of Rockefeller University and head of the Laboratory of Brain Development and Repair. He was formerly Executive Vice President for Research and Chief Scientific Officer of Genentech Inc.

     As a Regeneron director, Dr. Tessier-Lavigne is entitled to receive an annual cash retainer of $15,000, and an annual fee of $5,000 for each Board committee on which he serves, in each case, to be prorated in 2011. In addition, as a director, he will receive a fee of $5,000 for each regular board meeting attended in person, or, once a year, by telephone or videoconference. Upon his election, Dr. Tessier-Lavigne received a grant of stock options to purchase 25,000 shares of Regeneron common stock, having an exercise price of $50.91 per share, the fair market value (average of high and low prices) on the date of grant of November 18, 2011. Thereafter, pursuant to the terms of our Second Amended and Restated 2000 Long-Term Incentive Plan, he will receive an automatic grant of a stock option to purchase 15,000 shares of Regeneron common stock on the first business day of each year, with an exercise price equal to the fair market value of a share of Regeneron common stock on the date of grant. Both the inaugural stock options and each annual stock option grant vest in three equal installments over three years, subject to continued service on the board, and expire ten years following the date of grant.

     A copy of the press release announcing Dr. Tessier-Lavigne’s election is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated November 21, 2011 announcing the election of Marc Tessier-Lavigne, Ph.D. to the Board of Directors of Regeneron Pharmaceuticals, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 22, 2011	REGENERON PHARMACEUTICALS, INC.

		By:	/s/ Joseph J. LaRosa
Name: Joseph J. LaRosa
Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Number	Description
99.1	Press Release dated November 21, 2011 announcing the election of Marc Tessier-Lavigne, Ph.D. to the Board of Directors of Regeneron Pharmaceuticals, Inc.